FOR IMMEDIATE RELEASE        CONTACT:
Thursday, November 15, 2012        Kathleen Till Stange, Investor Relations Vice President
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com

FBL Financial Group Authorizes $30 Million Stock
Repurchase Plan and Declares Quarterly Dividend

West Des Moines, Iowa, November 15, 2012 - FBL Financial Group, Inc. (NYSE: FFG) today announced that its Board of Directors has authorized a plan for FBL to repurchase $30 million of its Class A common stock. FBL Financial Group's Board of Directors has also declared a quarterly cash dividend of $0.10 per share to owners of Class A and Class B common stock.
Stock Repurchase. The Board of Directors has approved a plan to repurchase up to $30 million of Class A common stock, which will commence upon the completion of the current $200 million repurchase plan, which was approved in October 2011 and has $14.6 million remaining. The repurchase plan authorizes FBL Financial Group to make repurchases in the open market or through privately negotiated transactions, with the timing and terms of the purchases to be determined by management based on market conditions. Completion of the program is dependent on market conditions and other factors. There is no guarantee as to the exact timing of any repurchases or the number of shares, if any, that FBL Financial Group will repurchase. The share repurchase program may be modified or terminated by FBL Financial Group at any time without prior notice.
Dividend. The quarterly dividend will be payable on December 31, 2012 to shareholders of record as of December 14, 2012. There are 24,532,543 shares of Class A common stock and 1,192,890 shares of Class B common stock, for a total of 27,725,433 common shares outstanding.
FBL Financial Group is a holding company whose purpose is to protect livelihoods and futures. Its primary operating subsidiary, Farm Bureau Life Insurance Company, underwrites and markets a broad range of life insurance and annuities to individuals and businesses, which are distributed by multiline exclusive Farm Bureau agents. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. FBL Financial Group, headquartered in West Des Moines, Iowa, is traded on the New York Stock Exchange under the symbol FFG. For more information, please visit www.fblfinancial.com.
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